RESOLUTION OF THE BOARD OF DIRECTORS

                                       OF

                             Sphinx Industries, Inc.
                              A Nevada Corporation



         BE IT RESOVLED, THAT the Board of Directors are authorized to issue the capital stock of this Corporation as authorized by the Articles of Incorporation, in such amounts as the board determines, to accept full or part payment in cash, property or service at a value determined by the board.

         BE IT RESOLVED, THAT pursuant to NRS 78.315 and in accordance with a resolution of the Board of Directors the following common stock of the Corporation be issued to name individuals in the amount stated in exchange for cash.




Name                                             Number of shares

James Ealy                                       370

Melvin Davis                                     370

Brenda Finely                                    325

William Gideon                                   300


Dated as of March 20, 1997



                                                      original signature on file
                                                      --------------------------
                                                      Richard Fritzler, Director